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Exhibit 99.4

FORM OF LETTER TO CLIENTS

ML MACADAMIA ORCHARDS, L.P.

Up to 7,500,000 Depositary Receipts Representing Class A Units
Issuable upon the Exercise of Non-Transferable Subscription Rights at $            Per Depositary Receipt

[    ], 2012

To Our Clients:

        ML Macadamia Orchards, L.P. (the "Partnership") has distributed, at no charge, to its Depositary Receipt Holders of record at 5:00 p.m., Eastern time, on                          , 2012 (the "Record Date") non- transferable Rights to purchase Depositary Receipts in a Rights Offering by the Partnership. The Rights Offering is described in the enclosed prospectus dated [    ], 2012 (the "Prospectus").

        The Partnership is offering up to 7,500,000 Depositary Receipts, as described in the Prospectus, at a cash price of $            per Depositary Receipt representing one Unit. Please note that fractional Depositary Receipts exercised will be rounded down to the nearest whole number.

        The Rights Offering will expire at 5:00 p.m., Eastern time, on [    ], 2012. Your right to purchase Depositary Receipts in the Rights Offering will expire if not exercised by such time. Once submitted, all exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.

        THE BENEFICIAL OWNER ELECTION FORM AND THE OTHER MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF DEPOSITARY RECEIPTS HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

        Accordingly, we request your instructions as to whether you wish to elect to subscribe for any Depositary Receipts to which you are entitled pursuant to the terms of the Rights Offering. However, we urge you to read the Prospectus carefully before instructing us to exercise your Rights.

        If you wish to have us, on your behalf, exercise the Rights for any Depositary Receipts to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form. Your Beneficial Owner Election Form should be forwarded to us as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the terms of the Rights Offering. Please contact us for our deadline with respect to your submission of the Beneficial Ownership Election Form. Once you have exercised the Basic Subscription Right, such exercise may not be revoked.

        For additional copies of the enclosed materials and any questions or requests for assistance concerning the rights offering, please contact the information agent, Phoenix Advisory Partners, at (877) 478-5038. You may also contact us directly.

Very truly yours,

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  Exhibit 99.4
ML MACADAMIA ORCHARDS, L.P.